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                                                                     Exhibit (3)

                    CONTRIBUTION AND STOCKHOLDERS AGREEMENT



         CONTRIBUTION AND STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of August 26, 1999, among CALPINE EAST ACQUISITION CORP., a Delaware corporation (the "Company"), CALPINE CORPORATION, a Delaware corporation ("Buyer"), and NRG ENERGY, INC., a Delaware corporation ("NRG", and together with the Buyer, the "Stockholders").

                              W I T N E S S E T H:

         WHEREAS, on the date hereof, the Company is authorized by its Certificate of Incorporation to issue Capital Stock consisting of 1,000 shares of common stock, without par value (the "Common Stock");

         WHEREAS, the Company has been formed for the purpose of entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), and, subject to satisfaction or waiver of the conditions set forth in the Merger Agreement, consummating a merger (the "Merger") with and into Cogeneration Corporation of America, a Delaware corporation ("Cogen"), with Cogen continuing as the surviving corporation;

         WHEREAS, it is contemplated that immediately prior to and following the consummation of the Merger, NRG will own 20% of the issued and outstanding shares of Capital Stock of the Company and the Buyer will own 80% of the issued and outstanding shares of Capital Stock of the Company; and

         WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to provide consistent and uniform management for the Company and desire to enter into this Agreement in order to effectuate that purpose and to set forth their respective rights and obligations in connection with their proposed investment in the Company.

         NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
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                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                  "Actual Adjusted Net Income" has the meaning specified in
Section 9.3(a).

                  "Adjustment Amount" has the meaning specified in Section
5.1(a).

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "Agreement" means this Contribution and Stockholders Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

                  "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as now in effect and as from time to time hereafter amended, and any successor or similar statute.

                  "Board of Directors" means the Board of Directors of the Company as from time to time hereafter constituted.

                  "Buyer Directors" has the meaning specified in Section 2.3(b).

                  "By-Laws" means the Amended and Restated By-Laws of the Company in the form set forth as Exhibit D hereto, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and pursuant to applicable law.

                  "Cancelled Options" has the meaning specified in Section
5.1(a).

                  "Capital Stock" means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock of any Person, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any Person which is a limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

                  "Cash Equivalents" means

                  (a) marketable obligations maturing within 180 days after acquisition thereof issued or fully guaranteed by the United States of America or an instrumentality or agency thereof,

                  (b) open market commercial paper, maturing within 180 days after acquisition thereof, which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc., issued by a corporation (other than the Company or any of its Subsidiaries or Affiliates) organized under the laws of any State of the United States of America or of the District of Columbia, and
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                  (c) certificates of deposit or bankers acceptances or other obligations maturing within 180 days after acquisition thereof issued by a domestic commercial bank which is a member of the Federal Reserve System and has capital, surplus and undivided profits in excess of $500,000,000.

                  "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company in the form set forth as Exhibit C hereto, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and pursuant to applicable law.

                  "Cogen" has the meaning specified in the Recitals.

                  "Commission" means the Securities and Exchange Commission and any successor commission or agency having similar powers.

                  "Common Stock" means the common stock, without par value, of the Company and any Capital Stock of the Company that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

                  "Company" has the meaning specified in the first paragraph of this Agreement, together with any of its successors or assigns (including, without limitation, Cogen following the consummation of the Merger).

                  "Company Sale" has the meaning specified in Section 8.2(a).

                  "Contribution Date" has the meaning specified in Section 5.1.

                  "Drag-Along Notice" has the meaning specified in Section
8.2(a).

                  "Drag Along Right" has the meaning specified in Section
8.2(b).

                  "Disposing Stockholder" has the meaning specified in Section 8.3(b).

                  "Effective Date" means the date on which the Effective Time (as such term is defined in the Merger Agreement) occurs.

                  "Exchange Act" means, as of any date, the Securities Exchange Act of 1934, as amended.

                  "Fully Diluted Common Stock" means at any time all shares of Common
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Stock then issued and outstanding and all shares of Common Stock issuable upon the exercise of any then outstanding warrants, options, conversion rights or other rights to subscribe for, purchase or acquire shares of Common Stock that are at the time exercisable.

                  "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Independent Third Party" has the meaning specified in Section 8.2(a).

                  "Management Fee" has the meaning specified in Section 9.3(a).

                  "Merger" has the meaning specified in the Recitals.

                  "Merger Agreement" has the meaning specified in the Recitals.

                  "Merger Price" has the meaning specified in Section 5.1(a).

                  "NASD" means the National Association of Securities Dealers, Inc. and its successors and assigns.

                  "Notice of Exercise" has the meaning specified in Section 8.1(a).

                  "NRG Director" has the meaning specified in Section 2.3(b).

                  "Offered Securities" has the meaning specified in Section 8.1(a).

                  "Option" has the meaning specified in Section 8.4(a).

                  "Option Period" has the meaning specified in Section 8.4(a).

                  "Option Price" has the meaning specified in Section 8.4(b).

                  "Permitted Transferee" has the meaning specified in Section
7.2.

                  "Person" means an individual or a corporation, association, partnership, limited liability company, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.
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                  "Pro Rata Portion" means, with reference to any Stockholder at any time, a fraction, the numerator of which is the number of shares of Common Stock then issued and outstanding and held by such Stockholder, and the denominator of which is the aggregate number of shares of Common Stock then issued and outstanding and held by the Stockholders taken together.

                  "Projected Adjusted Net Income" has the meaning set forth in
Section 9.3(a).

                  "Proposed Purchaser" has the meaning specified in Section 8.3(b).

                  "Public Offering" means a public offering and sale of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

                  "Purchase Offer" has the meaning specified in Section 8.3(b).

                  "Quorum of the Board" has the meaning specified in Section 2.3(d).

                  "Registrable Securities" means the following: (a) all shares of Common Stock issued or issuable now or hereafter owned of record or beneficially by any Stockholder and (b) any shares of Capital Stock issued or issuable by the Company in respect of any shares of Common Stock referred to in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination or subdivision of shares, reclassification, recapitalization, merger, consolidation or other reorganization of the Company.

                  As to any particular Registrable Securities that have been issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 under the Exchange Act, (iii) they shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not require their registration or qualification under the Securities Act or any similar state law then in force, (iv) they shall have ceased to be outstanding, or (v) with respect to the Registrable Securities held by any Person, when such Registrable Securities, when aggregated with the Registrable Securities held by such Person's Affiliates, constitute 1% or less of the shares of Common Stock at the time outstanding.

                  "Registration Expenses" means any and all out-of-pocket expenses
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incident to the Company's performance of or compliance with Section 10 hereof, including, without limitation, all Commission, stock exchange and NASD registration and filing fees, all fees and expenses of complying with securities and blue sky laws (including the reasonable fees and disbursements of underwriters' counsel in connection with blue sky qualifications and NASD filings), all fees and expenses of the transfer agent and registrar for the Registrable Securities, all printing expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, but excluding underwriting discounts and commissions and applicable transfer and documentary stamp taxes, if any, which shall be borne by the seller of the securities in all cases.

                  "Restricted Period" means the three-year period commencing on the Effective Date.

                  "Securities Act" means, as of any date, the Securities Act of 1933, as amended.

                  "Stockholder" means (i) the Buyer, (ii) NRG or (iii) each Permitted Transferee of any such Person who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof.

                  "Subsidiary" means as to any Person a corporation of which outstanding shares of Common Stock having the power to elect a majority of the Board of Directors of such corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

                  "Total Equity Value of the Company" has the meaning specified in Section 5.1(a).

                  "Transfer" has the meaning specified in Section 7.1.

                  "Transfer Notice" has the meaning specified in Section 8.1(a).

                  "Transfer Offer" has the meaning specified in Section 8.1(a).

                  "Transfer Offer Price Per Security" shall have the meaning specified in Section 8.1(a).

                  "Valuation Notice" has the meaning specified in Section
8.4(b).

                  "Valuing Investment Bank" has the meaning specified in Section 8.4(b).

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         "Wholly-Owned Subsidiary" means, with respect to any Person, any
Subsidiary of such Person all of the Capital Stock (and all options, warrants, conversion rights and other rights to subscribe for, purchase or acquire such Capital Stock) of which, other than directors' qualifying shares, are owned, beneficially and of record, by such Person or one or more Wholly-Owned Subsidiaries of such Person.

                                   ARTICLE II

                                   THE COMPANY

         Section 2.1 Organizational Documents. Attached hereto as Exhibits A and B, respectively, are the current certificate of incorporation and by-laws of the Company. On the Contribution Date but prior to the making of the contributions referred to in Section 5.1 hereof, the Buyer and the Company shall cause the Amended and Restated Certificate of Incorporation of the Company in the form set forth as Exhibit C hereto to be filed with the Secretary of State of the State of Delaware, and the Amended and Restated By-Laws of the Company in the form set forth as Exhibit D hereto shall be approved by the Board of Directors.

         Section 2.2 Capitalization. Prior to the Contribution Date, the capitalization of the Company shall be 1,000 shares of Common Stock, all of which shall be held by the Buyer.

         Section 2.3 Board of Directors. The following provisions shall apply with respect to the Board of Directors of the Company commencing on the Contribution Date:

                         (a) Conduct of Business. The parties hereto confirm
                    that it is their intention that the business and affairs of the Company shall be managed by its Board of Directors in the best interests of the Company.

                         (b) Board of Directors. The Board of Directors shall be
                    composed of no more than seven directors. Each Stockholder agrees to vote its shares of Common Stock, whether at a duly-convened meeting or by written consent, to elect no more than seven directors, one of whom shall be nominated by NRG (the "NRG Director") and the remainder of whom shall be nominated by the Buyer (the "Buyer Directors").

                         (c) Removal; Vacancies. Any director may be removed
                    from the Board of Directors, with or without cause, only upon the affirmative vote of the Stockholders and in accordance with the terms of this Section 2.3(c). The NRG Director shall not be removed, with or without cause, without the prior written consent of NRG. NRG agrees to vote all of its shares of Common Stock for the removal of a Buyer Director upon the request of the Buyer, and agrees not to vote any of its shares of Common Stock for the removal of any Buyer Director under any other circumstance. The Buyer agrees to vote all of its shares of Common Stock for the removal of the NRG Director upon the request of NRG, and agrees not to vote any of its shares of Common Stock of the Company for the removal of the NRG Director under any other circumstance. In the event that any Director is unwilling or unable (by reason of death, resignation or

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                    otherwise) to serve as such or is removed in accordance with the terms of this Section 2.3(c), then the Stockholders shall promptly elect the successor or replacement to such Director upon the nomination of the Stockholder which appointed such Director.

                         (d) Quorum of the Board of Directors. A quorum for any
                    meeting of the Board of Directors shall be at least a majority of the directors (a "Quorum of the Board"); provided, that at least 48 hours prior written notice of such meeting is duly given to the NRG Director. No action may be taken by the Board of Directors at any meeting unless a Quorum of the Board is present at the time such action is taken.

                         (e) Committees of the Board of Directors. The Board of
                    Directors shall not have any committees, unless approved by the unanimous consent of all members of the Board of Directors or unless the NRG Director is a member of such committee.

                   Section 2.4 No Conflict with Agreement. Each Stockholder shall vote its shares of Common Stock, and shall take all actions necessary, to ensure that the Certificate of Incorporation and By-Laws do not, at any time, conflict with the provisions of this Agreement. In the event of any conflict between this Agreement and the Certificate of Incorporation or the By-Laws, the provisions of this Agreement shall govern and the Company and the Stockholders shall take action as is required to ensure that the Certificate of Incorporation and the By-Laws do not conflict with this Agreement.


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                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Section 3.1 Representations and Warranties of NRG.

                         (a) Organization. NRG is a corporation duly
                    incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification.

                         (b) Due Authorization; Non-Contravention. The execution
                    and delivery by NRG of this Agreement and the performance by NRG of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision (x) of the Certificate of Incorporation of NRG, as amended, or the By-laws of NRG, as amended, (y) of law, any order of any court or other agency of government, or (z) of any indenture, agreement or other instrument to which NRG or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of NRG, it being understood that, in connection with the transactions contemplated by this Agreement and the Merger Agreement, the parties will make all requisite filings and otherwise comply with the applicable requirements of (i) the HSR Act, (ii) the Exchange Act and the Securities Act, (iii) state securities, takeover or blue sky laws, and (iv) any other laws or regulations.

                         (c) Binding Agreement. This Agreement has been duly
                    executed and delivered by NRG and, assuming the due execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of NRG enforceable in accordance with its terms.

                         (d) Ownership of Shares. NRG (or accounts controlled or
                    beneficially owned by NRG) is the lawful owner of 3,106,612 shares of common stock of Cogen, and has the power to vote and dispose of such shares. To NRG's knowledge, such shares of common stock are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. NRG has good title to its shares of common stock, free and clear of any liens, adverse claims or encumbrances whatsoever with respect to the ownership of or the right to vote such shares. Such shares constitute all of the shares of common stock of Cogen owned of record or beneficially by NRG. NRG does not own any options to purchase or rights to subscribe for or otherwise acquire any securities of Cogen. Except as otherwise provided in this

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                    Agreement, NRG has the sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of common stock of Cogen owned by NRG with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The terms "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

          Section 3.2 Representations and Warranties of the Buyer.

                         (a) Organization. The Buyer is a corporation duly
                    incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification.

                         (b) Due Authorization; Non Contravention. The execution
                    and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision (x) of the Certificate of Incorporation of the Buyer, as amended or the By-laws of the Buyer, as amended, (y) of law, any order of any court or other agency of government, or (z) of any indenture, agreement or other instrument to which the Buyer or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Buyer, it being understood that, in connection with the transactions contemplated by this Agreement and the Merger Agreement, the parties will make all requisite filings and otherwise comply with the applicable requirements of (i) the HSR Act, (ii) the Exchange Act and the Securities Act, (iii) state securities, takeover or blue sky laws, and (iv) any other laws or regulations.

                         (c) Binding Agreement. This Agreement has been duly
                    executed and delivered by the Buyer and, assuming the due execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

                                   ARTICLE IV

                                    COVENANTS

          Section 4.1 Irrevocable Proxy. NRG hereby irrevocably appoints the Buyer, or any

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     designee of the Buyer, with full power of substitution the lawful agent, attorney and proxy of NRG, from the date hereof until the Effective Date or unless this Agreement is terminated pursuant to Article XI hereof, at any meeting of the stockholders of Cogen, however called, or in connection with any written consent of the stockholders of Cogen (including the right to sign its name (as a stockholder) to any consent, certificate or other document relating to Cogen that the law of the State of Delaware may permit or require), to vote (or cause to be voted) the shares of common stock of Cogen held of record or beneficially by NRG (i) in favor of the Merger, the execution and delivery by Cogen of the Merger Agreement and any amendments thereto (so long as any such amendment does not materially adversely affect
     NRG) and the approval of the terms thereof, the amendment of the Cogen certificate of incorporation as provided in the Merger Agreement, and each of the other actions contemplated by this Agreement and the Merger Agreement, and any amendments hereto or thereto, with NRG's consent pursuant to the terms of this Agreement, and any actions required in furtherance hereof and thereof, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Cogen and any Person (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Cogen under the Merger Agreement or this Agreement, (iii) against any of the following actions (other than the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Cogen or any of its Subsidiaries; (2) a sale, lease or transfer of a material amount of assets of Cogen or any of its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of Cogen of any of its Subsidiaries; (3) (a) any change in the majority of Cogen's board of directors; (b) any material change in the present capitalization of Cogen or any amendment to Cogen's certificate of incorporation (other than such amendment contemplated in connection with the Merger); or (c) any other change in Cogen's corporate structure or business; or (4) any other action which, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or the transactions contemplated by this Agreement or the contemplated economic benefits of any of the foregoing, or impede, interfere with, delay, postpone, discourage or adversely affect the Merger or the transactions contemplated by this Agreement. NRG further agrees to cause its shares of common stock of Cogen that are outstanding and owned by it beneficially to be voted in accordance with the foregoing. NRG agrees that it shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent with or violate the provisions of this Section 4.1. NRG intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its shares of common stock of Cogen. NRG shall not, hereafter, unless and until this Agreement terminates pursuant to the terms hereof, purport to vote (or execute a consent with respect to) its shares of common stock of Cogen (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any such shares, deposit such shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such shares.

                    Section 4.2 Additional Covenants.

                         (a) Cooperation. Prior to the Effective Date, each of
                    the Stockholders shall use its reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to permit the consummation of the Merger. The Buyer shall not cause the Merger Agreement to be amended or consent to any proposed amendment of the Merger Agreement, or waive any of its rights thereunder, in any way that would be materially adverse to NRG, without NRG's prior written consent.

                         (b) Operation of Business. Each of the Stockholders
                    acknowledges that the Company is formed solely for the purpose of effectuating the transactions contemplated by this Agreement and the Merger Agreement. The Company shall not transact any business whatsoever during the period commencing on the date hereof and continuing through the Effective Date other than in furtherance of the transactions contemplated by this Agreement or the Merger Agreement.

                         (c) Dividend Policy. Beginning on the fourth
                    anniversary of the Effective Date, the Stockholders will cause the Company to adopt appropriate policies of declaring dividends at the highest level permitted by applicable law, consistent with prudent business practices and having due regard for relevant business, taxation, working capital, financial covenant and operational requirements.


                         (d) Securities Filings. Each of the Buyer, the Company
                    and NRG shall promptly provide to any other party any information requested for the purpose of preparing any filings required to be filed with the Commission pursuant to Sections 13d and 13e of the Exchange Act, and the rules and regulations promulgated thereunder, in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby.

                         (e) No Solicitation. Neither NRG nor any officer,
                    director, employee, representative or agent of NRG shall, directly or indirectly, solicit, encourage, facilitate, participate in or initiate any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any submission or proposal by any Person (other than the Buyer) which constitutes, or may reasonably be expected to lead to, (a) any sale of shares of common stock of Cogen owned by NRG or (b) any Takeover Proposal or Superior Proposal (as such terms are defined in the Merger Agreement) or any agreement with respect thereto. If NRG, or any officer, director, employee, representative or agent of NRG, receives an inquiry or proposal with respect to the sale of shares of common stock of Cogen, any Takeover Proposal or any inquiry with respect to or which could lead to any sale of shares of its common stock of Cogen or any Takeover Proposal, then NRG shall advise the Buyer orally (within one business day) and in writing (as promptly as practicable) of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it. NRG shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. This Section 4.2(e) will bind or apply to any Person except in his or her capacity as a director of Cogen (or as an officer of Cogen acting at the direction of Cogen's board of directors) under applicable law and fiduciary duties, in which case his or her actions shall be restricted solely by the terms of the Merger Agreement.

                         (f) Restrictions on Transfer, Proxies and
                    NonInterference. Prior to the Effective Date, NRG hereby agrees, except as contemplated hereby, not to (i) acquire, sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the acquisition, sale, transfer, pledge, encumbrance, assignment or other disposition of, any shares of common stock of Cogen,
                    (ii) grant any proxies, deposit any of its shares of common stock of Cogen into a voting trust or enter into a voting agreement with respect to any of its shares of common stock of Cogen, or (iii) take any action that would make any representation or warranty of NRG contained herein untrue or incorrect or have the effect of preventing or disabling NRG from performing its obligations under this Agreement. NRG agrees to notify the Buyer promptly and to provide all details requested by the Buyer if NRG shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

                         (g) Stop Transfer Order. In furtherance of this
                    Agreement, concurrently with the execution of this Agreement, NRG shall and hereby does authorize Cogen's counsel to notify Cogen's transfer agent that there is a stop transfer order with respect to all of NRG's shares of common stock of Cogen (and that this Agreement places limits on the voting and transfer of such shares).

                         (h) Cooperation on Regulatory Matters. If so requested
                    by the Buyer, promptly after the date hereof, NRG will use its reasonable best efforts to cause it and Cogen (if required) to make all filings which are required under the HSR Act and applicable requirements and to seek all regulatory approvals required in connection with the transactions contemplated hereby and by the Merger Agreement. The parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any governmental agency, including, without limitation, filings under the provisions of the HSR Act. NRG shall also use its reasonable efforts to cause Cogen to supply the Buyer with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Cogen and its representatives and the Federal Trade Commission, the Department of Justice and any other governmental agency or authority and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                            ADDITIONAL CONTRIBUTIONS

         Section 5.1. Additional Capital Contributions. Immediately prior to the Effective Date, but after an affirmative vote of Cogen's stockholders approving the Merger Agreement has been duly taken and recorded, the Buyer and NRG shall make contributions of capital to the Company as set forth below, it being understood that all such contributions shall be made simultaneously (the date of such contributions being referred to herein as the "Contribution Date"):

                         (a) Obligations of NRG. NRG shall contribute to the
                    Company that number of shares of common stock of Cogen that have, in the aggregate, a value (based on a $25.00 per share value) equal to (i) 20% of the Total Equity Value of the Company, as hereinafter defined, less (ii) the Adjustment Amount, as hereinafter defined, in exchange for such number of shares of Common Stock as would result in NRG holding 20% of the issued and outstanding shares of Common Stock. "Total Equity Value of the Company" means the sum of (i) an amount determined by multiplying (A) the total number of issued and outstanding shares of common stock of Cogen by (B) $25.00 (the "Merger Price") and (ii) the aggregate amount of the excess of the Merger Price over the exercise price of each of the outstanding options set forth on Schedule 1 hereto which are currently exercisable or will become exercisable upon consummation of the Transactions (as defined in the Merger Agreement). "Adjustment Amount" means an amount determined by multiplying (i) the total number of shares underlying the Cancelled Options, as hereinafter defined, by
                    (ii) the excess of the Merger Price over the exercise price for each Cancelled Option. "Cancelled Options" means those options owned by David H. Peterson, Ronald J. Will and Craig
                    A. Mataczynski listed on Schedule 1 to this Agreement, which, on or before the Merger Date, have been cancelled for no consideration and a termination agreement as contemplated in the Merger Agreement has been signed and provided to the Buyer. NRG represents that if such contribution were made on the date hereof and assuming that Cancelled Options includes all options held by David H. Peterson, Ronald J. Will and Craig A. Mataczynski, it would be obligated to contribute to the Company 1,394,973 shares of common stock of Cogen to the Company. NRG may, at its sole option, contribute to the Company additional shares of common stock of Cogen; provided that it shall own 20% of the Common Stock and shall receive no additional consideration in respect of any additional capital contribution of shares of common stock of Cogen to the Company.

                         (b) Obligations of the Buyer. The Buyer shall
                    contribute to the Company cash in an amount equal to 80% of the Total Equity Value of the Company in exchange for such number of shares of Common Stock as would result in the Buyer holding 80% of the issued and outstanding shares of Common Stock. The Buyer represents that if such contribution were made on the date hereof, it would be obligated to contribute $146,539,730, as appropriately adjusted to the extent of any contribution by NRG under the last sentence of
                    Section 5.1(a) above. The requisite cash contribution by the Buyer shall be made in immediately available funds.

                    Additionally, the Buyer will contribute to the Company, in the form a loan pursuant to a Promissory Note in the form attached hereto as Exhibit E, in an original principal amount not less than (i) the amount necessary to repay in full the debt of Cogen listed on Schedule 2 hereto, (ii) the amount necessary to satisfy all other obligations of the Company under this Agreement and the Merger Agreement or any other document related hereto or thereto, and (iii) transaction costs of the Company associated with the transactions contemplated by this Agreement and the Merger Agreement. The Buyer agrees that it shall not consummate the Merger without either (i) causing the outstanding indebtedness of Cogen's Subsidiaries to be refinanced on the substantially the same terms as the Promissory Note in the form attached hereto as Exhibit E; provided, however, that NRG shall have the option to participate in any such refinancing pro rata according to its ownership of the Company or (ii) obtaining consent of the lenders of Cogen's Subsidiaries to the transactions contemplated by the Merger Agreement or this Agreement.

                  Section 5.2 NRG's Obligation to Contribute Shares. In no event shall NRG be obligated to contribute its shares of common stock of Cogen pursuant to Section 5.1(a) unless (i) Cogen's stockholders have duly approved the Merger Agreement and (ii) all of the conditions to closing set forth in the Merger Agreement have been satisfied or waived.

                  Section 5.3 The Buyer's Obligation to Contribute Cash. In no event shall the Buyer be obligated to contribute cash pursuant to Section 5.1(b) above unless all of the conditions to closing set forth in the Merger Agreement have been satisfied or waived.

                                   ARTICLE VI

                 MANAGEMENT OF THE COMPANY FOLLOWING THE MERGER

                  Section 6.1 Conduct of Business. (a) Notwithstanding the fact that no vote may be required or that a lesser percentage vote may be specified by law, by the Certificate of Incorporation or the By-Laws, each as amended, by any agreement with any national securities exchange or otherwise, except as hereinafter provided in this paragraph (a) or otherwise in this Agreement, as of the date hereof, neither the Company nor its Subsidiaries shall take or permit any of the following actions to be taken without the specific prior written consent of NRG (which, at the direction of NRG, may be effectuated by the NRG Director), except as otherwise contemplated by Article VIII or in any other provision of this Agreement:

                                    (i) The issuance, repurchase, exchange or
                        redemption of any Shares of any Capital Stock (including any Common Stock), or the grant of the right or option to acquire any shares of such Capital Stock, of the Company.

                                    (ii) Any sale or disposition of any of the
                        Company's Subsidiaries and, other than in the ordinary course of business, the sale or disposition of property or assets of the Company or its Subsidiaries in excess of 20% of the fair market value of the total assets of the Company.

                                    (iii) Any amendment, modification or
                        supplement to, or repeal of, or adoption of any policy or procedures inconsistent with, any provision of the Certificate of Incorporation or By-Laws; provided, that, the Company may amend the Certificate of Incorporation to effect a change of name or a change of registered agent for service of process without NRG's prior written consent.

                                    (iv) Any merger, consolidation or other
                        business combination of the Company with any other Person except for any merger or consolidation involving any direct or indirect Wholly-Owned Subsidiary of the Company and except for the Merger.

                                    (v) The authorization or entering into by
                        the Company or any of its Subsidiaries of any contract, agreement, transaction or other arrangement or any modification, waiver or amendment to any of the foregoing, with any of the Buyer or its Affiliates with a value (or obligation on the part of the Company or such Subsidiary) in excess of $2,000,000; provided that the Company or its Subsidiaries may enter into (x) contracts, agreements, transactions or other arrangements or modifications, waivers or amendments to the foregoing with any of the Buyer or its Affiliates with a value (or obligation on the part of the Company or such Subsidiary) in excess of $2,000,000 if the terms and provisions thereof are no less favorable to the Company or such Subsidiary than those that would be available in a comparable arms-length transaction and the Buyer shall have certified the same to the Board of Directors prior to the entry into or execution of the same, and (y) the Merger Agreement and any of the transactions or documents contemplated by the Merger Agreement.

                                    (vi) The appointment or renewal of the
                        Company's independent auditor if such auditor is not the Buyer's independent auditor, or any change in accounting periods or the accounting principles under which the Company's financial statements are presented except as may be required by GAAP or as are consistent with accounting principles used by the Buyer as of the date of this Agreement.

                                    (vii) (a) the dissolution of the Company or
                        any of its Subsidiaries, or the commencing of the process of dissolution; (b) the adoption of a plan of liquidation of the Company or any of its Subsidiaries; and (c) any action by the Company or any of its Subsidiaries to commence any suit, case, proceeding or other action (1) under the Bankruptcy Code or any other existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it, or (2) seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets or making a general assignment for the benefit of its creditors.

                                    (viii) The issuance of any liquidating
                        distributions to the Stockholders.

                    (b) The Stockholders shall take no action that would have
               the effect of causing the Company to contravene any provision of this Section 6.1.

                    (c) Notwithstanding any provision in Section 6.1(a)(v), the parties agree that the Buyer and/or its designated Affiliates shall be permitted to enter into (i) Operating and Maintenance Agreements with the Company or its Subsidiaries in substantially the respective forms of such agreements existing on the date hereof between NRG and its Affiliates, on one hand, and Cogen's Subsidiaries, on the other hand, (ii) a Management
               Services Agreement, an Operating and Maintenance Agreement for the Pryor project and Energy Services Agreements in substantially the respective forms agreed to by the parties on the date hereof, and (iii) a Tax Sharing Agreement in substantially the form agreed to by the parties on the date hereof.

                                   ARTICLE VII

                           TRANSFERS OF CAPITAL STOCK

         Section 7.1 Restrictions on Transfer. Each Stockholder agrees that during the Restricted Period, such Stockholder will not offer, sell, transfer, assign or otherwise dispose of (or make any exchange, gift, assignment or pledge of or impose any lien or encumbrance on) (collectively, for purposes of Sections 7 and 8 hereof only, a "Transfer") any of its shares of Common Stock, or options, warrants or rights to subscribe for or purchase shares of Common Stock, without the prior written consent of all the Stockholders, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 7.1, a merger or consolidation or other business combination or any change in control of the Buyer or the ultimate parent company of NRG will not be deemed to be a Transfer.

         Section 7.2 Exceptions to Restrictions. The provisions of Section 7.1 and Section 8 shall not apply to any of the following transfers:

                    (a) From any Stockholder to any Wholly-Owned Subsidiary of
               any Stockholder or any Person which owns 100% of the Capital Stock of any Stockholder (each a "Permitted Transferee"), provided that each such Permitted Transferee shall execute a counterpart of and become a party to this Agreement and shall agree in a writing in form and substance satisfactory to the Company to be bound and becomes bound by the terms of this Agreement.

                    (b) Pursuant to a permitted merger or consolidation
               involving the Company or any of its Subsidiaries.

         Section 7.3 Applicability. The provisions of this Agreement shall be applied to the shares of Common Stock acquired by any Permitted Transferee of a Stockholder in the same manner and to the same extent as such provisions were applicable to such Common Stock in the hands of such Stockholder.

         Section 7.4 Endorsement of Certificates.

                         (a) Upon the execution of this Agreement, in addition
                    to any other legend that the Company may deem advisable under the Securities Act and certain state securities laws or required pursuant to the Company's Certificate of Incorporation or By-Laws, all certificates representing issued and outstanding shares of Common Stock that are subject to any of the provisions of this Agreement shall be endorsed as follows:

                    THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 26, 1999, AMONG THE COMPANY AND ITS STOCKHOLDERS. A COPY OF THE ABOVE-REFERENCED AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

                    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

                         (b) Except as otherwise expressly provided in this
                    Agreement, all certificates representing shares of Common Stock hereafter issued to or acquired by any of the Stockholders or their successors or assigns (including, without limitation, all certificates representing shares of Common Stock hereafter issued upon conversion of shares of Common Stock of any other class) shall bear the legends set forth above, and the shares of stock represented by such certificates shall be subject to the applicable provisions of this Agreement. The obligations of each party hereto shall be binding upon each transferee to whom shares of Common Stock are Transferred by any party hereto, whether or not such Transfer is permitted under the terms of this Agreement. Prior to consummation of any Transfer, such Stockholder shall cause the Transferee to execute an agreement in form and substance reasonably satisfactory to the other Stockholders hereto, providing that such Transferee shall fully comply with the terms of this Agreement. Prompt notice shall be given to the Company and each Stockholder by the transferor of any Transfer (whether or not to a Permitted Transferee) of any Common Stock.

         Section 7.5 Improper Transfer. Any attempt to Transfer or encumber any shares of Common Stock other than in accordance with the terms of this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted Transfer or encumbrance in its stock records.

                                  ARTICLE VIII

                   RIGHTS OF FIRST REFUSAL; DRAG-ALONG RIGHTS;
                        TAG-ALONG RIGHTS; PURCHASE OPTION

                    Section 8.1. Right of First Refusal.

                         (a) Except for (i) Transfers to a Permitted Transferee,
                    and (ii) transactions subject to Sections 8.2, 8.3, and 8.4, if at any time after the Restricted Period NRG receives a bona fide offer which NRG desires to accept (a "Transfer Offer") to sell any shares of Common Stock (or options, warrants or rights to subscribe for or purchase shares of Common Stock) owned by it, then NRG shall cause the Transfer Offer to be reduced to writing and shall deliver written notice of such Transfer Offer (a "Transfer Notice"), accompanied by a copy of such Transfer Offer to the Buyer and the Company, setting forth the identity of the offeror, the number and class of shares of Common Stock (or options, warrants or rights) proposed to be transferred (the "Offered Securities"), the price per security contained in the Transfer Offer (the "Transfer Offer Price Per Security"), and all other terms applicable thereto. The Transfer Notice shall also contain an irrevocable offer to sell the Offered Securities to the Buyer at a price equal to the Transfer Offer Price Per Security and upon substantially the same terms as contained in the Transfer Offer. In the event that the form of consideration specified in the Transfer Offer is other than cash, NRG shall use its best efforts to cause the consideration of such Transfer Offer to be reduced to cash. In the event that NRG is unsuccessful in obtaining a Transfer Offer with cash consideration, NRG shall not accept such Transfer Offer.

                                                (i) Upon receipt of the Transfer
                                    Notice, the Buyer shall then have the right to accept such offer at the Transfer Offer Price Per Security and on the other terms specified in the Transfer Offer with respect to all, but not less than all, of the Offered Securities. The rights of the Buyer pursuant to this clause (ii) shall be exercisable by the delivery of notice to NRG (the "Notice of Exercise") (a copy of which shall also be delivered to the Company) within 30 business days from the date of delivery of the Transfer Notice, which Notice of Exercise shall be deemed an irrevocable acceptance of the Transfer Offer.

                                                (ii) In the event that the Buyer
                                    exercises its rights to purchase all the Offered Securities in accordance with clause
                                    (i) above, then NRG must sell such Offered
                                    Securities to the Buyer, at the Transfer
                                    Offer Price Per Security and on the
                                    other terms specified in the Transfer Offer.

                         (b) If all notices required to be given pursuant to
                    Section 8.1(a) have been duly given and the Buyer does not purchase the Offered Securities pursuant to the provisions hereof, then NRG shall have the right, subject to compliance by NRG with the provisions of Section 7.4(b) hereof, from the date which is the earlier of (i) the expiration of the option period pursuant to Section 8.1(a) or (ii) the date on which NRG receives notice from the Buyer that it will not exercise the option granted pursuant to Section 8.1(a), to sell to such Person which originally made the Transfer Offer the Offered Securities at a price per Offered Security equal to or greater than 100% of the Transfer Offer Price Per Security and on the other terms specified in the Transfer Offer.

                         (c) The consummation of any purchase and sale pursuant
                    to Section 8.1(a) shall take place on such date, not later than 60 calendar days after the expiration of the option period pursuant to Section 8.1(a), as the purchaser shall select. Upon the consummation of any such purchase and sale, NRG shall deliver certificates representing the Offered Securities sold duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the purchaser duly executed by NRG free and clear of any liens, against delivery of the Transfer Offer Price Per Security for each of the Offered Securities purchased by federal funds wired to such bank or financial institution specified in writing by NRG. If the purchase and sale is not consummated within the 60 calendar day period referred to in this subsection (c), then the provisions of Section 8.1 shall again apply to such shares.

                  Section  8.2.     Drag-Along.

                         (a) Subject to any approval or other rights in this
                    Agreement, if after the expiration of the Restricted Period, the Buyer sells all or substantially all the Fully Diluted Common Stock owned by it (whether pursuant to a sale, merger or other consolidation, a "Company Sale") in a bona fide arm's-length transaction to a third party that is not an Affiliate of the Buyer or of the Company (an "Independent Third Party"), then the Buyer shall have the right, subject to all the provisions of this Section 8.2 ("Drag-Along Right"), to require NRG to (i) if such Company Sale is structured as a sale of stock, sell, transfer and deliver or cause to be sold, transferred and delivered to such Independent Third Party all shares of Fully Diluted Common Stock, owned or held by it or (ii) if such Company Sale requires the consent or approval of the Company's stockholders, vote NRG's shares of Common Stock in favor thereof, and, in any such event, except to the extent otherwise provided in subsection (c) of this Section 8.2, NRG shall agree to and shall be bound by the same terms, provisions and conditions in respect of the Company Sale as are applicable to the Buyer. The provisions of Section 8.1 shall not apply to any transactions to which this Section 8.2 applies.

                    (b) If the Buyer desires to exercise its Drag-Along Rights, it shall give written notice to the other Stockholder ("Drag-Along Notice") of the Company Sale, setting forth the name and address of the transferee, the date on which such transaction is proposed to be consummated (which shall be not less than 30 days after the date such Drag-Along Notice is given), and the proposed amount of cash consideration and terms and conditions of payment offered by such transferee.

                    (c) The obligations of the Stockholders in respect of a
               Company Sale under this Section 8.2 are subject to the satisfaction of the following conditions: (i) subject to (v) below, upon the consummation of the Company Sale, consideration of equivalent value in cash or Cash Equivalents realized upon such Company Sale shall be paid or distributed in respect of each share of Common Stock then issued and outstanding; (ii) each holder of then currently exercisable rights to acquire shares of Common Stock will be given a reasonable opportunity to exercise such rights prior to the consummation of the Company Sale and thereby to participate in such sale as a holder of such Common Stock; (iii) there shall be no liability of NRG for indemnification in respect of any matters arising pursuant to or in connection with the Company Sale, other than with respect to NRG's ownership of its shares of Common Stock; (iv) NRG shall not be required to make general representations or warranties regarding the financial condition, business, assets or affairs of the Company and its Subsidiaries; (v) the valuation of NRG's shares of Common Stock shall take into account not only the consideration received by the Buyer for its Common Stock but also any consideration received by the Buyer or its for the sale, transfer or disposition of any ownership or other interests, contract rights, permits or any other asset of the Buyer or its Affiliates with respect to its investment in the Company related to or contemplated by the sale of the Buyer's Common Stock; and
               (vi) NRG shall be given a reasonable opportunity to review and provide comments to the agreements or documents relating to the Company Sale.

         Section 8.3       Tag-Along Rights.

                        (a) Notwithstanding anything in this Agreement to the
                  contrary, except in the case of (i) transfers to a Permitted Transferee referred to in Section 7.2 and (ii) transactions subject to Section 8.2, the Buyer shall not sell, dispose of or otherwise transfer any shares of Common Stock, options, warrants or rights to subscribe for or purchase shares of Common Stock, unless, prior to the consummation thereof, NRG shall have been afforded the opportunity to join in such sale with respect to all of the shares of Common Stock owned by NRG, as hereinafter provided in this Section 8.3.

                        (b) Prior to consummation of any proposed sale,
                  disposition or transfer of shares of Common Stock (or options, warrants or rights) described in Section 8.3(a), the Buyer (the "Disposing Stockholder") shall cause the person or group that proposes to acquire such shares (the "Proposed Purchaser") to offer NRG in writing ("Purchase Offer") the right to sell all of the shares of Common Stock (or options, warrants or rights) owned by NRG. The Purchase Offer shall be accompanied by a copy of the Proposed Purchaser's final offer to the Disposing Stockholder. If the Purchase Offer is accepted by NRG, then the number of shares of Common Stock (or options, warrants or rights) to be sold to the Proposed Purchaser by the Disposing Stockholder shall be reduced by the aggregate number of shares of Common Stock (or options, warrants or rights) to be purchased by the Proposed Purchaser from NRG pursuant thereto. Such purchase shall be made on the same terms and conditions as the Proposed Purchaser shall have offered to purchase shares of Common Stock to be sold by the Disposing Stockholder (net, in the case of any options, warrants or rights, of any amounts required to be paid by the holder upon exercise thereof); provided, however, that the valuation of NRG's Common Stock shall take into account not only the consideration received by the Buyer for its Common Stock but also only consideration received by the Buyer or its Affiliates for the sale, transfer or disposition of any ownership or other interests, contract rights, permits or any other asset of the Buyer or its Affiliates with respect to its investment in the Company related to or contemplated by the sale of the Buyer's Common Stock. NRG shall have 30 days from the date of receipt of the Purchase Offer during which to accept such Purchase Offer, and the closing of such purchase shall occur within 30 days after such acceptance or at such other time as NRG and the Proposed Purchaser may agree.

                        Section 8.4 Purchase Option.

                              (a) The Buyer shall, for a period of 365 days
                        commencing on the day after the expiration of the Restricted Period (the "Option Period"), have the option to acquire from NRG all, but not less than all, of the shares of Common Stock held by NRG (the "Option").

                              (b) In the event that the Buyer determines that it
                        may exercise the Option, it shall, at any time during the Option Period or within the 60 days prior to the commencement of the Option Period, give notice to NRG that it intends to obtain a fair market value determination pursuant to this Section 8.4 (the "Valuation Notice"). The fair market value of the Company shall be determined by one nationally recognized and independent investment bank mutually acceptable to NRG and the Buyer (the "Valuing Investment Bank"), it being understood that for the purpose of this Section
                        8.4 an independent investment bank shall be one which is neither affiliated with nor employed as the primary investment banking firm of NRG, the Buyer or the Company. The Buyer shall include in its Valuation Notice a list of at least three (3) investment banks acceptable to the Buyer as the Valuing Investment Bank and satisfying the criteria set forth in the preceding sentence. Upon receipt of such list, NRG shall promptly notify the Buyer which of such investment banks, if any, is acceptable to it. If NRG rejects each such investment bank as unacceptable to it, NRG shall promptly notify the Buyer of the identity of at least three investment banks acceptable to NRG and satisfying the criteria set forth in the second sentence of this paragraph. Upon receipt of such notice, the Buyer shall promptly notify NRG which of such investment banks, if any, is acceptable to it. NRG and the Buyer shall each act with such promptness and diligence that the procedures described in the foregoing sentences will result in the selection of a Valuing Investment Bank in as short a period of time as practicable. NRG and the Buyer shall each be responsible for 50% of the total fees and expenses charged by the Valuing Investment Bank; provided, however, in the event that the Buyer does not exercise the Option, the Buyer shall be responsible for 100% percent of the total fees and expenses charged by the Valuing Investment Bank.

                              (c) The Valuing Investment Bank may use, among
                        other methodologies, discounted cash flow, comparable transaction and traded company analyses to determine the fair market value of the Company. In determining the fair market value of the Company, the Valuing Investment Bank shall evaluate the Company (i) without any consideration of the management fee to be paid to the Buyer under Section 9.3, (ii) without factoring in any discount arising from NRG's minority ownership position and limited representation on the Company's Board of Directors, and
                        (iii) without any consideration of any discount applicable to an initial Public Offering. Moreover, to the extent that, as of the time of the valuation determination, financing for the Company or its Subsidiaries or their generation assets is available under terms more favorable than those terms in place, the more favorable financing terms shall be utilized by the Valuing Investment Bank in its fair market value determination; provided, however, that to the extent the financing for any of the Subsidiaries at the time of such valuation is on substantially the same material economic terms as the financing for such Subsidiary on the date hereof, such financing terms shall be utilized by the Valuing Investment Bank in its fair market value determination.

                              (d) In the event that the Buyer wishes to exercise
                        the Option, the aggregate price payable to NRG for its Common Stock (the "Option Price") shall be equal to NRG's Pro Rata Portion of the fair market value of the Company (on a consolidated basis) as determined by the Valuing Investment Bank pursuant to Section 8.4(c) above. The Buyer shall exercise the Option by providing written notice to NRG prior to the expiration of the Option Period, which notice shall be irrevocable.

                  Section 8.5 Waiver. For purposes of this Article VIII, any Person who has failed to give notice of the election of an option hereunder within the specified time period will be deemed to have waived its rights with respect thereto on the day immediately following the last day of such period.

                                   ARTICLE IX

                               CERTAIN AGREEMENTS

                  Section 9.1. Access to Information Regarding Subsidiaries. The Buyer and the Company shall cause the NRG Director to be provided with all material information regarding the Company's Subsidiaries, including without limitation their respective business, operations, property, assets, condition (financial or otherwise) or prospects thereof, and such other information regarding the Company's Subsidiaries as the NRG Director, may reasonably request. NRG shall at all times preserve in strict confidence all information of a proprietary or confidential nature relating to the business of the Company and which is acquired by virtue of this Agreement and shall use all such information solely in connection with the monitoring of NRG's investment in the Company; provided, that NRG shall be entitled to disclose any such information in confidence to any of its professional advisors or publicly disclose such information to the extent required by law, regulation or Commission filing.

                  Section 9.2. Financial Statements; Inspections.

                              (a) The Company and the Buyer shall provide NRG
                        with (i) the unaudited consolidated and consolidating quarterly financial statements of the

                        Company and each of its Subsidiaries for each calendar quarter within 35 days of the end of such calendar quarter, and (ii) the audited consolidated and consolidating financial statements of the Company and each of its Subsidiaries for each calendar year within 70 days after the end of each calendar year.

                              (b) NRG's independent auditors shall, for purposes
                        of certifying the financial statements of NRG and its direct and indirect parents, have the right, upon reasonable prior notice to the Company, to visit and inspect the properties of the Company and its Subsidiaries and to examine and copy (at NRG's own expense) their books of record and accounts, and to discuss their affairs, finances, and accounts with their officers and their current and prior independent public accountants, all at such times (during normal business hours) as NRG may reasonably request. The foregoing rights are in addition, and are not intended to limit, any rights that NRG may have under the law of the State of Delaware, including Sections 219 and 220 of the Delaware General Corporation Law.

                  Section 9.3 Management Fee.

                              (a) The Company shall pay to the Buyer a
                        management fee (the "Management Fee") determined in accordance with the provisions of this Section 9.3(a). The Management Fee shall be determined in arrears following each calendar year and shall be equal to the amount, if any, by which Actual Adjusted Net Income for the immediately preceding calendar year exceeds the Projected Adjusted Net Income for such calendar year. No Management Fee shall be payable with respect to the year ending December 31, 1999.

                              "Actual Adjusted Net Income" shall mean, for any
                        period, the consolidated net income of the Company for such period determined in accordance with GAAP consistently applied, except that such amount shall be
                        (i) increased by the taxes that were deducted from operating income to arrive at net income for such period, (ii) adjusted to exclude any accrual made for estimated management fees for such period, and (iii) calculated without regard to any extraordinary items of income or expense in such period or other transactions not in the ordinary course of the Company's business in such period.

                              "Projected Adjusted Net Income" shall mean, for
                        any period, the projected pre-tax net income for such period set forth on Schedule 3 hereto, as amended with respect to the line items indicated on Schedule 3, to take account of the adjusted book basis amount and depreciation amount for the applicable period set forth on a schedule approved by the parties as soon as reasonably practicable following the Effective Date. Projected Adjusted Net Income with respect to the year ending December 31, 2000 shall be pro-rated to the extent the Effective Date occurs after December 31, 1999 (such pro-ration to be calculated on the basis of the number of days after the Effective Date remaining in the year divided by 365).

                              (b) Notwithstanding the foregoing, the obligations
                        of the Company to pay the Management Fee shall be null and void and shall no longer apply to any calendar year after the fourth anniversary of the Effective Date.


                                    ARTICLE X

                               REGISTRATION RIGHTS

                  Section 10.1 Piggyback Registrations.

                              (a) In no event shall the Company register any of
                        its equity securities during the Restricted Period. If, at any time after the fourth anniversary of the Effective Date, the Company at any time proposes to register any of its equity securities under the Securities Act, whether or not for sale for its own account, on a form and in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give written notice to all the holders of Registrable Securities promptly of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration, including, without limitation, (x) the intended method of disposition of the securities offered, including whether or not such registration will be effected through an underwriter in an underwritten offering or on a "best efforts" basis, and, in any case, the identity of the managing underwriter, if any, and
                        (y) the price at which the Registrable Securities are reasonably expected to be sold. Upon the written request of any holder of Registrable Securities delivered to the Company within 30 calendar days after the receipt of any such notice

                        (which request shall specify the Registrable Securities intended to be disposed of by such holder), the Company will effect the registration under the Securities Act of all the Registrable Securities that the Company has been so requested to register; provided, however, that:

                                                     (i) if, at any time after
                                            giving such written notice of its
                                            intention to register any securities
                                            and prior to the effective date of
                                            the registration statement filed in
                                            connection with such registration,
                                            the Company shall reasonably
                                            determine not to register such
                                            securities, the Company may, at its
                                            election, give written notice of
                                            such determination to each holder of
                                            Registrable Securities who shall
                                            have made a request for registration
                                            as hereinabove provided and
                                            thereupon the Company shall be
                                            relieved of its obligation to
                                            register any Registrable Securities
                                            in connection with such registration
                                            (but not from its obligation to pay
                                            the Registration Expenses in
                                            connection therewith), without
                                            prejudice, however, to the right of
                                            any Person to request that such
                                            registration be effected as a
                                            registration under this Section
                                            10.1; and

                                                     (ii) if such registration
                                            involves an Underwritten Offering,
                                            all holders of Registrable
                                            Securities requesting to be included
                                            in the Company's registration must
                                            sell their Registrable Securities to
                                            the underwriters selected by the
                                            Company on the same terms and
                                            conditions as apply to the Company.

                              (b) The Company shall not be obligated to effect
                        any registration of Registrable Securities under this
                        Section 10.1 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

                              (c) If a registration pursuant to this Section
                        10.1 involves an underwritten offering and the managing underwriter advises the issuer that, in its opinion, the number of securities proposed to be included in such registration should be limited due to market conditions, the Company will so advise each holder of Registrable Securities that has requested registration pursuant to
                        Section 10.1(a), and shares shall be excluded from such offering in the following order until such limitation has been met: First, the Registrable Securities requested to be included in such offering by a Stockholder other than a NRG or any Permitted Transferee of NRG shall be excluded pro rata, based on the respective number of Registrable Securities as to which registration has been so requested by such Stockholders, until all such Registrable Securities shall have been so excluded; second, the Registrable Securities requested to be included in such offering by NRG or any Permitted Transferee of NRG shall be excluded pro rata, based on the respective number of Registrable Securities as to which registration has been so requested by NRG or any Permitted Transferee of NRG, until all such Registrable Securities shall have been so excluded; and thereafter, the securities requested to be registered by the Company shall be excluded.

                              (d) In connection with any underwritten offering
                        with respect to which holders of Registrable Securities shall have requested registration pursuant to this
                        Section 10.1, the Company shall have the right to select the managing underwriter with respect to the offering; provided that such managing underwriter shall be a nationally recognized investment banking firm.

                              (e) The Company will pay all Registration Expenses
                        incurred in connection with each of the registrations of Registrable Securities effected by it pursuant to this
                        Section 10.1.

                                   ARTICLE XI

                                   TERMINATION

                  Section 11.1. Termination.

                              (a) The provisions of this Agreement shall
                        terminate on the date on which any of the following events first occurs: (i) an initial Public Offering or,
                        (ii) the Merger Agreement is terminated in accordance with its terms.

                              (b) Notwithstanding the foregoing, this Agreement
                        shall in any event terminate with respect to any Stockholder when such Stockholder no longer owns any shares of Common Stock, or other warrants, options or rights to subscribe for or purchase Common Stock.

                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.1. Successors and Assigns. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. No Stockholder may assign any of its rights or obligations hereunder to any Person other than in accordance with this Agreement to a transferee that has complied in all respects with the requirements of this Agreement. The Company may not assign any of its rights or obligations hereunder to any other Person. If any transferee of any Stockholder shall acquire any shares of Common Stock in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

         Section 12.2. Amendment and Modification; Waiver of Compliances; Conflicts.

                        (a) This Agreement may be amended only by a written
                  instrument duly executed by each of the Stockholders party hereto. In the event of the amendment or modification of this Agreement in accordance with its terms, the Stockholders shall cause the Board of Directors to meet within 30 calendar days following such amendment or modification or as soon thereafter as is practicable for the purpose of adopting any amendment to the Certificate of Incorporation and By-Laws that may be required as a result of such amendment or modification to this Agreement, and, if required, proposing such amendments to the Stockholders entitled to vote thereon, and the Stockholders agree to vote in favor of such amendments.

                        (b) Except as otherwise provided in this Agreement, any
                  failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                        (c) In the event of any conflict between the provisions
                  of this Agreement and the provisions of any other agreement, the provisions of this Agreement shall govern and prevail.

         Section 12.3. Notices. All notices and other communications provided for hereunder shall be in writing and delivered by hand or sent by first class mail or sent by telecopy (with such telecopy to be confirmed promptly in writing sent by first class mail), sent as follows:

                            (i)    If to the Buyer, addressed to

                                   Calpine Corporation
                                   50 West San Fernando Street
                                   San Jose, California  95113

                           Attention:  John T. King
                           Telecopy:  (408) 995-0505

                           with a copy to:

                           Howard, Smith & Levin LLP
                           1330 Avenue of the Americas
                           New York, New York 10019
                           Attention:  William R. Collins, Esq.
                           Telecopy No.:  (212) 841-1010

                           (ii)     If to NRG, addressed to

                           NRG Energy, Inc.
                           1221 Nicollet Mall, Suite 700
                           Minneapolis, Minneapolis 55403-2445
                           Attention:  James J. Bender, Esq.
                           Telecopy No.:  (612) 373-5392

                           with a copy to

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           1440 New York Avenue NW
                           Washington, D.C. 20005
                           Attention:  Jeanine L. Matte, Esq.
                           Telecopy No.: (202) 393-5760

                           (iii)    If to the Company, addressed to

                           Cogeneration Corporation of America
                           c/o Calpine Corporation
                           50 West San Fernando Street
                           San Jose, California  95113
                           Attention:  John T. King
                           Telecopy No.:  (408) 995-0505

                           with a copy to

                           Howard, Smith & Levin LLP
                           1330 Avenue of the Americas
                           New York, New York 10019
                           Attention:  William R. Collins, Esq.
                           Telecopy No.:  (212) 841-1010

or to such other address or addresses or telecopy number or numbers as any of the parties hereto may most recently have designated in writing to the other parties hereto by such notice. All such communications shall be deemed to have been given or made when so delivered by hand or sent by telecopy, or three business days after being so mailed.

                  Section 12.4 Entire Agreement: Governing Law; Consent to Jurisdiction

                        (a) This Agreement and the other writings referred to
                  herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject transactions contemplated hereby and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to this subject matter. The Company represents to the Stockholders that the rights granted to the holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement (including the Certificate of Incorporation) to which the Company is a party. Neither the Company nor any Subsidiary of the Company will hereafter enter into any agreement with respect to its equity or debt securities which is inconsistent with the rights granted to any Stockholder under this Agreement without obtaining the prior written consent of the Stockholder whose rights would be thereby affected.

                        (b) This Agreement shall be governed by and construed in
                  accordance with the laws of the State of Delaware (without giving effect to the choice of law principles thereof).

                        (c) Each of the parties hereto (a) consents to submit
                  itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

                  Section 12.5. Severability. The validity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

                  Section 12.6. Injunctive Relief. The Stockholders acknowledge and agree that a violation of any of the terms of this Agreement will cause the Stockholders irreparable injury for which an adequate remedy at law is not available. Therefore, the Stockholders agree that each Stockholder shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, (i) to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any Stockholder from committing any violations of the provisions of this Agreement, and (ii) to compel specific performance of the terms of this Agreement.

                  Section 12.7. Availability of Agreement. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Stockholder upon request at the principal executive offices of the Company.

                  Section 12.8. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 12.9. Expenses. Except as otherwise expressly provided in Section 5.1(b) or any other provision of this Agreement, each of the Buyer, the Company and NRG will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and the Merger. This Section 12.9 shall survive the termination of this Agreement.

                  Section 12.10. Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in the common stock of Cogen by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term "shares" used herein shall be deemed to refer to and include the shares of common stock of Cogen owned by NRG as well as such stock dividends and distributions and any shares into which or for which any or all of the shares of common stock of Cogen may be changed or exchanged. In such event, the amount to be paid per share by the Buyer shall be proportionately reduced.

                  Section 12.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      [The next page is the signature page]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                          CALPINE CORPORATION

                                 By: __________________________
                                 Name:   John T. King
                                 Title:  Vice President - Business Development

                          NRG ENERGY, INC.

                                 By: __________________________
                                 Name:   David H. Peterson
                                 Title:  Chairman, President and
                                         Chief Executive Officer

                          CALPINE EAST ACQUISITION CORP.

                                 By: _________________________
                                 Name:   John T. King
                                 Title:  Vice President



                                       33